Exhibit 99.1

News Release

FactSet Completes Acquisition of Interactive Data Managed Solutions, Wealth Management Solutions Provider

NORWALK, Connecticut, April 3, 2017 – FactSet (NYSE:FDS | NASDAQ:FDS), a global provider of integrated financial information, analytical applications, and industry-leading service, today announced that it has completed its acquisition of the Interactive Data Managed Solutions business (IDMS) from Intercontinental Exchange (NYSE: ICE). With a client base of more than 700 financial institutions across Europe and the United States, IDMS is a leading managed solutions and portal provider helping clients adapt to the wealth industry’s digital transformation.

First announced on January 27, 2017, the transaction expands FactSet’s solutions for the wealth management industry across key workflows and functions, at a time of great digital transformation. The IDMS business offers customizable web-based portals and APIs, critical areas of investment for wealth management organizations as well as the entirety of the financial services industry as they focus on an enhanced digital strategy. In addition, IDMS offers real-time market data desktops and a broad range of mobile solutions to advisors and their clients. FactSet Digital Solutions, which will be the new name for IDMS, in combination with FactSet’s existing capabilities and extensive financial data coverage, will establish FactSet as a leading end-to-end provider of content and digital solutions for the financial services industry.

The last twelve months revenues, as of February 28, 2017, for the IDMS business were $68 million. IDMS is expected to be accretive by $0.03 to adjusted diluted EPS for FactSet’s fiscal 2017.

Updated Business Outlook for the Third Quarter of Fiscal 2017

The following forward-looking statements reflect FactSet’s expectations as of today’s date and include the acquisition of IDMS. Given the risk factors, uncertainties and assumptions discussed below, actual results may differ materially. FactSet does not intend to update its forward-looking statements until its next quarterly results announcement, other than in publicly available statements.

●	Revenues are now expected to be in the range of $311 million and $317 million. IDMS is expected to add approximately $10 million in third quarter revenues.

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GAAP operating margin is now expected to be in the range of 29% and 30%. Adjusted operating margin is now expected to be in the range of 31% and 32%. Both GAAP and adjusted operating margins include a 90 basis point reduction from IDMS.

●	The annual effective tax rate is now expected to be in the range of 25% and 26%.

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GAAP diluted EPS is now expected to be in the range of $1.68 and $1.74. Adjusted diluted EPS is now expected to be in the range of $1.81 and $1.87. The midpoint of the adjusted diluted EPS range represents 12% growth over the prior year.

Citigroup Global Markets Inc. acted as financial advisor and Shearman & Sterling LLP acted as legal advisor to ICE on this transaction. Jones Day acted as legal advisor to FactSet on this transaction.

For more detail about the advantages of FactSet’s solutions for wealth management, visit http://www.factset.com/products/wealth.

About FactSet

FactSet (NYSE:FDS | NASDAQ:FDS) delivers superior analytics, service, content, and technology to help more than 85,000 users see and seize opportunity sooner. We are committed to giving investment professionals the edge to outperform, with fresh perspectives, informed insights, and the industry-leading support of our dedicated specialists. We're proud to have been recognized with multiple awards for our analytical and data-driven solutions and repeatedly ranked as one of Fortune's 100 Best Companies to Work For and a Best Workplace in the United Kingdom and France. Subscribe to our thought leadership blog to get fresh insight delivered daily at insight.factset.com. Learn more at www.factset.com and follow on Twitter: www.twitter.com/factset.

News Release

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